KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces Preliminary Results for the Three and Six Month Periods Ended June 30, 2020 And Reinsurance Placement

Kingston, NY — July 6, 2020 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, today announced preliminary unaudited financial results for the three and six months ended June 30, 2020.

The preliminary, unaudited financial results included in this press release are based on information available as of July 6, 2020 and management's initial review of operations for the second quarter. They remain subject to change based on management's ongoing review of the Company's second quarter and year to date results and are forward-looking statements (see “Forward-Looking Statements” below). Kingstone assumes no obligation to update these statements. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in Kingstone's annual and quarterly fillings with the Securities and Exchange Commission.

Barry Goldstein, Kingstone CEO, stated “I am delighted with our preliminary second quarter results and the significant improvement over the prior year. We are starting to see the benefit of the rate and other underwriting actions that were taken starting last year.”

Financial Highlights
2020 Second Quarter
(All results are approximations and are compared to prior year quarterly period actual amounts unless otherwise noted)

- Net operating income[1] of $2.3 million, or $0.22 per diluted share, compared to $1.1 million, or $0.10 per diluted share.
- Net income of $6.1 million, or $0.56 per diluted share, compared to net income of $1.6 million, or $0.15 per diluted share.
- Net combined ratio of 87.7% compared to 94.1%, an improvement of 6.4 percentage points.
- Net premiums earned from personal lines decreased by 5.3% reflecting the 25% quota share in effect in Q2 2020 vs. 10% quota share in effect in Q2 2019. Net premiums earned, including commercial liability lines in run off, decreased 15.0% to $26.5 million.
- Net loss ratio, excluding commercial liability lines in run off[1], of 47.8% compared to 50.5%; Net loss ratio, including commercial liability lines in run off[1], of 48.1% compared to 56.6%.
- Book Value per Share of $9.01 up $1.88, or 26.4% from Q1.

Six Months Ended June 30, 2020
(All results are approximations and are compared to prior year period actual amounts unless otherwise noted)

- Net operating income[1] of $2.0 million, or $0.18 per diluted share, compared to (loss) of $(7.8) million, or $(0.73) per diluted share.
- Net income of $0.6 million, or $0.06 per diluted share, compared to net (loss) of $(5.7) million, or $(0.53) per diluted share.
- Net combined ratio of 94.0% compared to 115.0%, an improvement of 21.0 points.
- Net premiums earned from personal lines decreased by 4.4% reflecting the 25% quota share in effect for six months ended June 30, 2020 vs. 10% quota share in effect for six months ended June 30, 2019. Net premiums earned, including commercial liability lines in run off, decreased 12.0% to $53.5 million.
- Net loss ratio, excluding commercial liability lines in run off[1], of 51.8% compared to 68.0%; Net loss ratio, including commercial liability lines in run off[1], of 54.5% compared to 77.0%.
- Book Value per Share of $9.01 up $0.84, or 10.3% from December 31, 2019.

____

[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Preliminary Financial Information for Q2 2020" (also available at www.kingstonecompanies.com).

Catastrophe Excess of Loss Reinsurance and Rating Agency Implications

Barry Goldstein, Kingstone CEO, stated "I am delighted to let you know that Kingstone has finalized its 2020-2021 catastrophe reinsurance placement. The total cost for the program including reinstatement premium protection increased by 19% over the prior year amount. Due to significant increases in the cost of catastrophe reinsurance and changes to our risk profile, the Company has decided to reduce the amount of catastrophe limit purchased relative to the prior period. We believe that the total limit purchased, while down from 2019-2020, more than adequately protects our policyholders and Kingstone's balance sheet. Effective July 1, 2020 Kingstone will be purchasing catastrophe reinsurance limits that are more in line with the carriers we compete with in our coastal Northeast markets. Kingstone is purchasing to a 1:130 year event, a level that protects up to the average of the three worst storms ever recorded in the northeast, including Superstorm Sandy, if those events were to occur today. A.M. Best generally requires that a typical "A- Excellent" rated carrier maintain catastrophe reinsurance limits far in excess of the limits maintained by our key coastal competitors. We feel it is in the best interests of Kingstone's customers and shareholders to more properly balance catastrophe reinsurance coverage with the ability to compete effectively on price and grow our business profitably. It is expected that A.M. Best will reevaluate Kingstone's Financial Strength Rating due to the change in level of catastrophe reinsurance purchased.

We began the marketing of our reinsurance program far earlier this year than in the past, expecting to encounter a difficult market influenced further by Covid-19. Our intention was to once again secure the purchase of sufficient limit in order to maintain our A.M. Best rating of "A- Excellent". However, we were unable to meet this expectation at rates that would provide us with an acceptable return on this investment.

Property reinsurance rates spiked this year, with the well-publicized difficulty in finding affordable capacity first felt by the Florida-based carriers for their June renewals. Rates were expected to increase in Florida following massive late developing reinsurer losses relating to Hurricane Irma, and this has affected other coastal markets such as the Northeast homeowners business that we write. In addition, the reinsurance market is affected by Covid-19 related losses that are now estimated at over $100 billion, which weigh heavily on pricing for all markets. Capacity has been constrained, and rates rose significantly. According to the Hyperion X Rate on Line Index, average Florida price increases of 26.1% were imposed, the harshest since 2002. Unfortunately, the reduction in capacity and heightened rate levels also applied to our July 1st renewal, in spite of the fact that our catastrophe excess of loss experience over the past six treaties resulted in a ceded reinsurance loss ratio of only 4%.

We will maintain our long held goal of an "A- Excellent" or greater rating, and will pursue opportunities for achieving such rating in the future. Management's obligation is to provide a highly reliable product for policyholders while preserving and enhancing the long-term stability of our Company. While the result of the catastrophe reinsurance purchase was not what was initially intended, we feel even more confident in our ability to meet these obligations and to continue to achieve profitable growth."

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net written premiums** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net written premiums written, are net written premiums that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in other states (i.e., outside New York).

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Net loss ratio excluding commercial lines - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the loss ratio that relates to commercial lines.

We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by the loss ratio that relates to commercial lines which is in run off. Due to our decision in July 2019 to no longer underwrite commercial lines, excluding the loss ratio related to such line of business allows us to compare our loss ratio with regard to our ongoing lines of business. We believe this measure is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net loss ratio excluding commercial lines. The most directly comparable GAAP measure is the net loss ratio. The net loss ratio excluding commercial lines should not be considered a substitute for the net loss ratio and does not reflect the Company's net loss ratio.

About Kingstone Companies, Inc.

Kingstone is a Northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products, as well as Physical Damage Only coverage to taxi, limousine, and transportation network vehicle owners in New York State. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut, Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under "Factors That May Affect Future Results and Financial Condition" and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended March 31, 2020 filed with the Securities and Exchange Commission. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319